                                                                    EXHIBIT 11.1


                  CALCULATION OF PRO FORMA NET LOSS PER SHARE


                                            THREE MONTHS ENDED         NINE MONTHS ENDED
                                              SEPTEMBER 30,              SEPTEMBER 30,
                                            1995          1996         1995          1996
                                            ----          ----         ----          ----
   Weighted Average Common and Common
    Equivalent Shares:
        Series A Preferred Stock           1,919,307            -     1,916,661       994,677
        Series B Preferred Stock           3,114,426            -     2,955,853     1,614,046
        Common Stock                       1,745,667   10,008,542     1,742,774     5,720,538
        Common Stock Options                 883,710            -       883,710       457,981
        Warrants                               4,133            -         4,133         2,142
                                          ----------   ----------   -----------   -----------
                                           7,667,243   10,008,542     7,503,131     8,789,384
                                         ============  ==========   ============  ============
   Net Loss                              ($1,484,000)  ($246,000)   ($5,751,000)  ($5,085,000)
                                         ============  ==========   ============  ============
   Pro Forma net loss per common and
    common equivalent share                  ($0.19)      ($0.02)        ($0.77)       ($0.58)
                                            =======      =======        =======       =======



                                                                            21